EXHIBIT 99.1

News Release

Investor Relations: Kate Vanek, +1 646 654 4593

Media Relations: Laura Nelson, +1 203 563 2929

NIELSEN REPORTS SECOND QUARTER 2014 RESULTS

•	2Q’14 revenues increased 15.0% to $1,594 million, up 15.9% in constant currency
•	Adjusted EBITDA for the quarter grew 16.2% to $460 million, up 17.9% in constant currency
•	Income from continuing operations per share on a diluted basis for 2Q’14 was $0.19 compared to $0.31 in 2Q’13, primarily due to recent debt refinancing fees
•	Adjusted Net Income per share on a diluted basis for 2Q’14 was $0.62, up 26.5% compared to $0.49 in 2Q’13

New York, USA – July 29, 2014 – Nielsen N.V. (NYSE: NLSN), a leading global provider of information and insights into what consumers watch and buy, today announced financial results for the second quarter ended June 30, 2014.

“Our second quarter results reflect the underlying strength of our Buy and Watch businesses, the successful integration of Arbitron and our steady and consistent business model.  We continue to extend our leadership positions in both retail and audience measurement with meaningful innovation and great execution.  Our focus on measuring and improving performance for our clients continues to be a powerful combination and positions us well to deliver long-term value to our shareholders,” commented Mitch Barns, Chief Executive Officer of Nielsen.

Second Quarter 2014 Operating Results

Revenues for the second quarter increased 15.0% to $1,594 million, or 15.9% on a constant currency basis compared to the second quarter of 2013. Revenues, excluding the impact of the Arbitron and Harris acquisitions, increased 4.4%, or 5.2% on a constant currency basis. Revenues within the Buy segment grew 6.6%, or 7.9% on a constant currency basis, to $900 million.  Excluding Harris, Buy revenues grew 4.8% on a constant currency basis, driven largely by new client wins and a 9.2% increase in developing market revenues. On a constant currency basis, Information services revenue grew 5.0%, while Insights revenue grew 17.9%, or 4.2% excluding Harris.

Revenues within the Watch segment increased 28.0%, or 28.3% on a constant currency basis, to $694 million. Excluding the Arbitron acquisition, Watch revenues increased 5.7%, or 5.9% on a constant currency basis, driven by continued strength in Audience Measurement, including accelerating demand in Digital, and Advertiser Solutions.

Adjusted EBITDA for the second quarter increased 16.2% to $460 million, or 17.9% on a constant currency basis compared, to the second quarter of 2013. Adjusted EBITDA margins grew 50 basis points on a constant currency basis due to the accretive impact of acquisitions and the benefit of ongoing productivity initiatives.

EXHIBIT 99.1

Income from continuing operations for the second quarter decreased 36.1% to $76 million, or 33.9% on a constant currency basis, compared to the second quarter of 2013.  The year-over-year decline largely reflects fees related to recent refinancings of our long-term debt, year-to-date refinancing activity further improved our weighted average interest rate to approximately 3.86% as of June 30, 2014 on a pro forma basis.  Income from continuing operations per share, on a diluted basis, was $0.19 compared to $0.31 in the second quarter of 2013.

Adjusted Net Income for the second quarter increased 28.3% to $240 million, or 31.1% on a constant currency basis, compared to the second quarter of 2013.  Adjusted Net Income per share on a diluted basis was $0.62 compared to $0.49 in the second quarter of 2013.

Financial Position

As of June 30, 2014, cash balances were $310 million and gross debt was $6,692 million. Net debt (gross debt less cash and cash equivalents) was $6,382 million and our net debt leverage ratio was 3.66x at the end of the second quarter.  Our proforma net debt leverage ratio, giving effect to Arbitron’s results for the full twelve month period ended June 30, 2014, was 3.57x at the end of the second quarter.  Capital expenditures were $94 million for the second quarter of 2014 as compared to $100 million for the second quarter of 2013.

Free cash flow for the second quarter of 2014 increased to $116 million from $107 million in the second quarter of 2013 and cash flow from operations increased to $210 million in the second quarter of 2014 from $206 million in second quarter of 2013.

On May 1, 2014, the company increased the quarterly dividend by 25% to $0.25 per quarter.

In June 2014, a secondary public offering of 20.0 million shares of our common stock was completed on behalf of certain selling stockholders, primarily comprised of the Sponsor group.  All proceeds went to the selling stockholders and the offering did not have a significant impact on our operating results or financial position.  Subsequent to this offering, the sponsors hold approximately 20% of our common stock.

Nielsen remains focused on strengthening its balance sheet by opportunistically taking advantage of the credit and capital markets.  In July 2014, the company refinanced the remaining $800 million of its 7.75% Senior Notes due 2018 through the issuance of an additional $800 million in aggregate principal amount of 5.00% Senior Notes due 2022.

Conference Call and Webcast

Nielsen will hold a conference call to discuss the second quarter 2014 results at 8:30 a.m. U.S. Eastern Time (ET) on July 29, 2014.  The audio and slides for the call can be accessed live by webcast at ~~http://nielsen.com/investors~~ or by dialing +1-877-201-0168. Callers outside the U.S. can dial +1-647-788-4901. The conference ID for the call is “72200738.” An audio replay and transcript will be available on the investor relations website after the call.

Forward-looking Statements

This news release includes information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as ‘will’, ‘expect’, ‘should’, ‘could’, ‘shall’ and similar expressions. These statements are subject to risks and uncertainties, and actual results and events could differ materially from what presently is expected. Factors leading thereto may include without limitations general economic conditions, conditions in the markets Nielsen is engaged in, behavior of customers, suppliers and competitors, technological developments, the integration of Arbitron, as well as legal and regulatory rules affecting Nielsen’s business and specific risk factors discussed in other releases and public filings made by the Company (including the

EXHIBIT 99.1

Company’s filings with the Securities and Exchange Commission). This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this press release, and we assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events, or other factors.

About Nielsen

Nielsen N.V. (NYSE: NLSN) is a global information and measurement company with leading market positions in marketing and consumer information, television and other media measurement, online intelligence and mobile measurement. Nielsen has a presence in approximately 100 countries, with headquarters in New York, USA and Diemen, the Netherlands. For more information, visit www.nielsen.com~~.~~

From time to time, Nielsen may use its website and social media outlets as channels of distribution of material company information.  Financial and other material information regarding the company is routinely posted and accessible on our website at http://www.nielsen.com/investors, our Twitter account at http://twitter.com/NielsenIR and our iPad App, NielsenIR, available on the App Store.

EXHIBIT 99.1

Results of Operations—(Three and Six Months Ended June 30, 2014 and 2013)

The following table sets forth, for the periods indicated, the amounts included in our Condensed Consolidated Statements of Operations:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2014	2013	2014	2013
Revenues	$1,594	$1,386	$3,083	$2,705

Cost of revenues	677	580	1,319	1,159
Selling, general and administrative expenses	482	434	971	876
Depreciation and amortization	145	126	286	247
Restructuring charges	13	8	37	43

Operating income	277	238	470	380

Interest income	1	—	2	1
Interest expense	(78)	(73)	(155)	(151)
Foreign currency exchange transaction (losses)/gains, net	(6)	(4)	(33)	(16)
Other income/(expense), net	(45)	—	(48)	(12)

Income from continuing operations before income taxes and equity in net income of affiliates	149	161	236	202
Provision for income taxes	(74)	(46)	(107)	(64)
Equity in net income of affiliates	1	4	2	3

Income from continuing operations	76	119	131	141
Income from discontinued operations, net of tax	—	307	—	319

Net income	76	426	131	460
Net income/(loss) attributable to noncontrolling interests	2	—	(1)	(1)

Net income attributable to Nielsen stockholders	$74	$426	$132	$461

Net income per share of common stock, basic
Income from continuing operations	$0.19	$0.32	$0.35	$0.38
Income from discontinued operations	$—	$0.82	$—	$0.85
Net income attributable to Nielsen stockholders	$0.19	$1.14	$0.35	$1.23
Net income per share of common stock, diluted
Income from continuing operations	$0.19	$0.31	$0.34	$0.38
Income from discontinued operations	$—	$0.80	$—	$0.84
Net income attributable to Nielsen stockholders	$0.19	$1.12	$0.34	$1.22

Weighted-average shares of common stock outstanding, basic	379,755,766	376,580,064	379,386,349	373,598,206
Dilutive shares of common stock	5,601,047	4,979,326	5,624,779	4,844,227
Weighted-average shares of common stock outstanding, diluted	385,356,813	381,559,390	385,011,128	378,442,433

EXHIBIT 99.1

Certain Non-GAAP Measures

We use the non-GAAP financial measures discussed below to evaluate the results of our operations. We believe that the presentation of these non-GAAP measures provides useful information to investors regarding financial and business trends related to our results of operations, cash flows and indebtedness and that when this non-GAAP financial information is viewed with our GAAP financial information, investors are provided with a more meaningful understanding of our ongoing operating performance. None of the non-GAAP measures presented should be considered as an alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance and financial condition, liquidity or indebtedness derived in accordance with GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under GAAP. Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Constant Currency Presentation

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results.

Adjusted EBITDA and Adjusted Net Income

We define Adjusted EBITDA as net income or loss from our consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, stock-based compensation expense and other non-operating items from our consolidated statements of operations as well as certain other items considered unusual or non-recurring in nature. We use Adjusted EBITDA to measure our performance from period to period both at the consolidated level as well as within our operating segments, to evaluate and fund incentive compensation programs and to compare our results to those of our competitors.

We define Adjusted Net Income as net income or loss from our consolidated statements of operations before income taxes, depreciation and amortization associated with acquired tangible and intangible assets, equity in net income of affiliates, restructuring charges, goodwill and intangible asset impairment charges, other non-operating items from our consolidated statements of operations and certain other items considered unusual or non-recurring in nature, reduced by cash paid for income taxes. Also excluded from Adjusted Net Income is interest expense attributable to the mandatorily convertible subordinated bonds converted on February 1, 2013. Adjusted Net Income per share of common stock presented on a diluted basis includes the weighted-average amount of shares of common stock convertible associated with the mandatorily convertible bonds based upon the average price of our common stock during the periods beginning on or before February 1, 2013.  Such shares are considered anti-dilutive in accordance with GAAP for the periods presented.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share of common stock are not presentations made in accordance with GAAP.

EXHIBIT 99.1

The below table presents a reconciliation from net income to Adjusted EBITDA and Adjusted Net Income and a reconciliation from weighted-average shares outstanding on a GAAP basis to diluted shares outstanding for the three and six months ended June 30, 2014 and 2013:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)	2014	2013	2014	2013
Net income	$76	$426	$131	$460
Income from discontinued operations, net of tax	—	(307)	—	(319)
Interest expense, net	77	73	153	150
Provision for income taxes	74	46	107	64
Depreciation and amortization	145	126	286	247

EBITDA	372	364	677	602
Equity in net income of affiliates	(1)	(4)	(2)	(3)
Other non-operating expense/(income), net	51	4	81	28
Restructuring charges	13	8	37	43
Stock-based compensation expense	12	11	24	21
Other items(a)	13	13	19	20

Adjusted EBITDA	460	396	836	711
Interest expense, net	(77)	(73)	(153)	(150)
Depreciation and amortization	(145)	(126)	(286)	(247)
Depreciation and amortization associated with acquisition-related tangible and intangible assets	51	38	101	74
Cash paid for income taxes	(37)	(37)	(69)	(66)
Stock-based compensation expense	(12)	(11)	(24)	(21)
Interest expense attributable to mandatory convertible bonds	—	—	—	2

Adjusted net income	$240	$187	$405	$303

Adjusted net income per share of common stock, diluted	$0.62	$0.49	$1.05	$0.80

Weighted-average shares of common stock outstanding, basic	379,755,766	376,580,064	379,386,349	373,598,206
Dilutive shares of common stock from stock compensation plans	5,601,047	4,979,326	5,624,779	4,844,227
Shares of common stock convertible associated with the mandatory convertible bonds	—	—	—	1,784,076

Weighted-average shares of common stock outstanding, diluted	385,356,813	381,559,390	385,011,128	380,226,509

(a)	For the three and six months ended June 30, 2014 and 2013, other items primarily consist of transaction related costs.

EXHIBIT 99.1

Free Cash Flow

We define free cash flow as net cash provided by operating activities, adjusted to exclude non-recurring Arbitron transaction costs, less capital expenditures. We believe providing free cash flow information provides valuable supplemental information regarding the cash flow that may be available for discretionary use by us. Free cash flow is not a presentation made in accordance with GAAP.  The following table presents a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
(IN MILLIONS)	2014	2013	2014	2013
Net cash provided by operating activities	$210	$206	$300	$260
Plus: One-time Arbitron costs	—	1	—	2
Less: Capital expenditures	(94)	(100)	(171)	(170)
Free cash flow	$116	$107	$129	$92

Net Debt and Net Debt Leverage Ratio

The net debt leverage ratio is defined as net debt (gross debt less cash and cash equivalents) as of the balance sheet date divided by Adjusted EBITDA for the twelve months then ended. Net debt and the net debt leverage ratio are commonly used metrics to evaluate and compare leverage between companies and are not presentations made in accordance with GAAP. The calculation of net debt and the net debt leverage ratio as of June 30, 2014 is as follows:

(IN MILLIONS)
Gross debt as of June 30, 2014	$6,692
Less: cash and cash equivalents as of June 30, 2014	310

Net debt as of June 30, 2014	$6,382

Adjusted EBITDA for the year ended December 31, 2013	$1,617
Less: Adjusted EBITDA for the six months ended June 30, 2013	711
Add: Adjusted EBITDA for the six months ended June 30, 2014	836

Adjusted EBITDA for the twelve months ended June 30, 2014	$1,742
Net debt leverage ratio as of June 30, 2014	3.66x
Proforma net debt leverage ratio as of June 30, 2014 (1)	3.57x

(1)

Proforma net debt leverage ratio includes Arbitron Adjusted EBITDA of $47 million for the three month period of July 1, 2013 to September 30, 2013, the date on which the Arbitron acquisition was completed.